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EQUUS TAKES ACTION TO COLLECT $2.3 MILLION FROM TRULITE

Equus Notes Conflict of Interest in Fact that Chairman, CEO and Paula Douglass, a Trulite Director, are Each Nominees of “Committee to Enhance Equus”

HOUSTON, TX – April 23, 2010 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced that on April 22, 2010, it had taken action to collect $2.3 million owing from Trulite, Inc., a portfolio company of Equus. The loan to Trulite was originated by Paula Douglass (who until March 2010 had been an officer of the Fund and a member of the Fund’s Investment Committee). Trulite defaulted on the Loan from Equus on January 26, 2010.

“We are very disturbed that Jonathan H. Godshall, CEO of Trulite, John D. White, Chairman of Trulite, and Paula Douglass, a Director of Trulite, have been put forward by the ‘Committee to Enhance Equus’ (The Douglass Committee) as nominees for Directors for your Fund,” said Richard Bergner, Chairman of the Fund. “The appointment of these proposed nominees would not be in the best interest of the Fund’s shareholders, as these Directors would have a clear conflict in their duty to protect the interest of the Fund’s shareholders versus their duty to protect the assets of Trulite, which is in default on a $2.2 million loan from the Fund.”

In early 2007, Trulite commenced trading on the OTC Bulletin Board and on March 31, 2008 had a market capitalization in excess of $14 million.  In July 2008, Paula Douglass was appointed to the Board of Trulite.  By June 2009, Trulite’s stock price declined and last traded at a penny per share in July 2009 with a market capitalization of approximately $200,000.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

Important Information

The Fund has filed a definitive proxy statement and other relevant documents concerning the 2010 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on April 12, 2010.  Before soliciting proxies, the Fund will provide stockholders with the definitive proxy statement. The Fund advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2010 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Fund’s definitive proxy statement by accessing www.equuscap.com. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting Georgeson Inc. toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or email equus@georgeson.com.

The Fund, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2010 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement referred to above.